Exhibit 10.1

First Amendment to the

Amended and Restated

Agreement of Limited Partnership

of

GPT Property Trust LP

This Amendment (this “Amendment”), dated as of August 15, 2014, is hereby adopted by Gramercy Property Trust Inc., a Maryland corporation (the “General Partner”), as the general partner of GPT Property Trust LP, a Delaware limited partnership (the “Partnership”). Capitalized terms used herein and not defined shall have the meanings given to them in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 31, 2014 (as amended from time to time, the “Agreement”).

WHEREAS, the Board of Directors (the “Board”) of the General Partner met and approved on July 31, 2014, and the Pricing Committee of the Board met and approved on August 12, 2014, certain resolutions classifying and designating 3,500,000 shares of Preferred Stock (as defined in the charter of the General Partner (as amended, the “Charter”)) as shares of Series B Preferred Stock (as defined below);

WHEREAS, the General Partner filed Articles Supplementary to the Charter (the “Articles Supplementary”) with the State Department of Assessments and Taxation of Maryland on August 14, 2014, establishing a series of preferred stock, designated the “7.125% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”);

WHEREAS, on August 15, 2014, the General Partner issued 3,500,000 shares of Series B Preferred Stock;

WHEREAS, Section 4.02.A of the Agreement grants the General Partner authority to cause the Partnership to issue interests in the Partnership in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion;

WHEREAS, Section 14.01.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s limited partners to set forth the terms of additional Partnership Interests issued pursuant to Section 4.02 of the Agreement and requires the General Partner to provide notice to the limited partners when any action is taken under Section 14.01.B;

WHEREAS, the General Partner has determined that, in connection with the issuance of the shares of Series B Preferred Stock, it is necessary and desirable to amend the Agreement to create additional Partnership Units having designations, preferences and other rights that are substantially the same as the economic rights of the shares of Series B Preferred Stock.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Agreement as follows:

1.          The exhibit attached to this Amendment as Attachment 1 is hereby added to the Agreement as Exhibit G thereof.

2.           Section 4.02 to the Agreement is hereby supplemented by adding the following paragraph to the end thereof;

“F          Issuance of 7.125% Series B Cumulative Redeemable Preferred Units. The Partnership is authorized to issue a series designated as “7.125% Series B Cumulative Redeemable Preferred Units,” which units shall have the terms set forth in Exhibit G attached hereto and made part hereof.”

3.           In making distributions pursuant to Article V of the Agreement, the General Partner of the Partnership shall take into account the provisions of Section 2 of Exhibit G to the Agreement.

4.          Article VIII of the Agreement is hereby supplemented by adding the following section to the end thereof:

“Section 8.08. Redemption of “7.125% Series B Cumulative Redeemable Preferred Units.

Holders of “7.125% Series B Cumulative Redeemable Preferred Units shall not be entitled to the Redemption Right provided for in Section 8.06.A of this Agreement.”

5.          The Partnership hereby issues 3,500,000 7.125% Series B Cumulative Redeemable Preferred Units to the General Partner.

6.          The Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Agreement and this Amendment (including attachments hereto) were contained in one document. Any provisions of the Agreement not amended by this Amendment shall remain in full force and effect as provided in the Agreement immediately prior to the date hereof.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GRAMERCY PROPERTY TRUST INC.

By:	/s/ Edward J. Matey Jr.
Name:	Edward J. Matey Jr.
Title:	Executive Vice President, Secretary and General Counsel

[Signature page to Amendment to the Partnership Agreement]

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Attachment 1

EXHIBIT G
DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION

OF THE

7.125% SERIES B CUMULATIVE REDEEMABLE PREFERRED UNITS

1.     Definitions.

In addition to those terms defined in the Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Agreement and this Exhibit G:

“Series B Preferred Stock” means shares of the 7.125% Series B Cumulative Redeemable Preferred Stock, $0.001 par value per share (liquidation preference $25.00 per share) of the General Partner, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions as described in the Articles Supplementary; and

“7.125% Series B Cumulative Redeemable Preferred Units” means the series of Partnership Units representing units of Limited Partner Interest designated as the 7.125% Series B Cumulative Redeemable Preferred Units, with the preferences, liquidation and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described herein.

2.        Terms of the 7.125% Series B Cumulative Redeemable Preferred Units.

A.           Designation and Number

A series of Partnership Units in the Partnership designated as the “7.125% Series B Cumulative Redeemable Preferred Units” is hereby established, with the rights, priorities and preferences set forth herein. The number of 7.125% Series B Cumulative Redeemable Preferred Units shall be 3,500,000.

B.           Ranking

The 7.125% Series B Cumulative Redeemable Preferred Units will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Common Units and LTIP Units and to all other Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank junior to the 7.125% Series B Cumulative Redeemable Preferred Units; (b) on parity with the 8.125% Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”) and all future Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank on parity with the 7.125% Series B Cumulative Redeemable Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank senior to the 7.125% Series B Cumulative Redeemable Preferred Units.

C.           Distributions

(i)          Payment of Distributions. Subject to the preferential rights of the holders of any class or series of Partnership Interests ranking senior to the 7.125% Series B Cumulative Redeemable Preferred Units as to distributions, holders of the 7.125% Series B Cumulative Redeemable Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, cumulative cash distributions at the rate of 7.125 percent (7.125%) per annum on the stated value of twenty-five dollars ($25.00) per unit (equivalent to a fixed annual amount of $1.78125 per unit). Such distributions shall accrue and be cumulative from and including the first date on which any 7.125% Series B Cumulative Redeemable Preferred Units are issued (the “7.125% Series B Cumulative Redeemable Preferred Unit Original Issue Date”) and shall be payable quarterly in arrears on each 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Payment Date (as defined below), commencing December 31, 2014; provided, however that if any 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Payment Date is not a Business Day (as defined below), then the distribution which would otherwise have been payable on such 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable on the 7.125% Series B Cumulative Redeemable Preferred Units for any 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding 7.125% Series B Cumulative Redeemable Preferred Unit shall be entitled to receive a distribution with respect to any 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Record Date equal to the distribution paid with respect to each other 7.125% Series B Cumulative Redeemable Preferred Unit that is outstanding on such date. “7.125% Series B Cumulative Redeemable Preferred Unit Distribution Record Date” shall mean the date designated by the Partnership for the payment of distributions that is not more than 35 or fewer than 10 days prior to the applicable 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Payment Date. “7.125% Series B Cumulative Redeemable Preferred Unit Distribution Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on December 31, 2014. “7.125% Series B Cumulative Redeemable Preferred Unit Distribution Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Period (other than the initial 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Period, which shall commence on the 7.125% Series B Cumulative Redeemable Preferred Unit Original Issue Date and end on and include December 31, 2014, and other than the 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Period during which any 7.125% Series B Cumulative Redeemable Preferred Units shall be redeemed pursuant to Section 2.F of this Exhibit G, which shall end on and include the day preceding the redemption date with respect to the 7.125% Series B Cumulative Redeemable Preferred Units being redeemed). For purposes of this Section 2 of this Exhibit G, “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

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(ii)         Distributions Cumulative. Notwithstanding anything contained herein to the contrary, distributions on the 7.125% Series B Cumulative Redeemable Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(iii)        Priority as to Distributions

(a)          Except as provided in Section 2.C(iii)(b) of this Exhibit G below, no distributions shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, LTIP Units or any other Partnership Interests of any other class or series ranking, as to distributions, on parity with or junior to the 7.125% Series B Cumulative Redeemable Preferred Units (other than a distribution paid in Common Units, LTIP Units or any other Partnership Interests of any class or series ranking junior to the 7.125% Series B Cumulative Redeemable Preferred Units as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Partnership) for any period, nor shall any Common Units, LTIP Units or any other Partnership Interests of any class or series ranking, as to distributions, on parity with or junior to the 7.125% Series B Cumulative Redeemable Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Common Units, LTIP Units or any Partnership Interests of any class or series ranking junior to the 7.125% Series B Cumulative Redeemable Preferred Units as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Partnership, except for the redemption of Partnership Interests corresponding to any shares of Series B Preferred Stock or 8.125% Series A Cumulative Redeemable Preferred Stock of the General Partner (“Series A Preferred Stock”) or any other Shares to be purchased by General Partner pursuant to the provisions of Article VII of the Charter, to the extent necessary to preserve the General Partner ’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter or the Articles Supplementary, and except for the redemption of Partnership Interests corresponding to the purchase or acquisition of any shares of Series B Preferred Stock or any other shares of capital stock of the General Partner ranking on parity with the Series B Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the General Partner pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock), unless full cumulative distributions on the 7.125% Series B Cumulative Redeemable Preferred Units for all past 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

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(b)          When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) on the 7.125% Series B Cumulative Redeemable Preferred Units and any other Partnership Interests of any class or series ranking, as to distributions, on parity with the 7.125% Series B Cumulative Redeemable Preferred Units, all distributions declared upon the 7.125% Series B Cumulative Redeemable Preferred Units and each such other Partnership Interests ranking on parity, as to distributions, with the 7.125% Series B Cumulative Redeemable Preferred Units shall be declared pro rata so that the amount of distributions declared per 7.125% Series B Cumulative Redeemable Preferred Unit and each such other Partnership Interest shall in all cases bear to each other the same ratio that accrued distributions per 7.125% Series B Cumulative Redeemable Preferred Unit and each such other Partnership Interest (which shall not include any accrual in respect of unpaid distributions on such other class or series of Partnership Interests for prior distribution periods if such Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the 7.125% Series B Cumulative Redeemable Preferred Units which may be in arrears.

(iv)        No Further Rights. Holders of the 7.125% Series B Cumulative Redeemable Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the 7.125% Series B Cumulative Redeemable Preferred Units as provided herein. Any distribution payment made on the 7.125% Series B Cumulative Redeemable Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such 7.125% Series B Cumulative Redeemable Preferred Units which remain payable. Accrued but unpaid distributions on the 7.125% Series B Cumulative Redeemable Preferred Units will accumulate as of the 7.125% Series B Cumulative Redeemable Preferred Unit Distribution Payment Date on which they first become payable.

D.           Allocations

Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of 7.125% Series B Cumulative Redeemable Preferred Units in accordance with Article VI of the Partnership Agreement.

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E.           Liquidation Proceeds

(i)          Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, distributions on the 7.125% Series B Cumulative Redeemable Preferred Units shall be made in accordance with Section 13.02.A of the Partnership Agreement.

(ii)         Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.06 of the Partnership Agreement.

(iii)        No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the holders of 7.125% Series B Cumulative Redeemable Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

F.           Redemption

In connection with any redemption by the General Partner of any shares of Series B Preferred Stock pursuant to Sections 5 or 6 of Article SECOND of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of 7.125% Series B Cumulative Redeemable Preferred Units held by the General Partner in exchange for a cash amount per unit equal to $25.00 plus any accrued but unpaid distributions with respect to such unit to, but not including, such payment date. In addition, in the event of the liquidation, dissolution or winding up of the General Partner prior to the occurrence of a Liquidating Event pursuant to Section 13.01 of the Partnership Agreement, the General Partner shall have the right to redeem, on any payment date established by the General Partner for liquidating distributions to the Series B Preferred Stock, 7.125% Series B Cumulative Redeemable Preferred Units for an amount per unit equal to $25.00 plus any accrued but unpaid distributions with respect to such unit to but excluding such payment date. From and after the 7.125% Series B Cumulative Redeemable Preferred Unit redemption date, the 7.125% Series B Cumulative Redeemable Preferred Units so redeemed shall no longer be outstanding, and all rights hereunder, to distributions or otherwise, with respect to such 7.125% Series B Cumulative Redeemable Preferred Units shall cease.

G.           Conversion

In the event of a conversion of shares of Series B Preferred Stock into Shares in accordance with the Articles Supplementary, upon conversion of such shares of Series B Preferred Stock, the Partnership shall convert an equal whole number of 7.125% Series B Cumulative Redeemable Preferred Units into a number of Common Units equal to the quotient obtained by dividing (A) the number of Shares into which such Series B Preferred Stock was converted by (B) the Conversion Factor in effect as of the date of such conversion. In the event of a conversion of Series B Preferred Stock into Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional Shares pursuant to the Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the shares of Series B Preferred Stock tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.

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H.           Voting Rights

Holders of 7.125% Series B Cumulative Redeemable Preferred Units shall not have any voting or consent rights in respect of their Partnership Interests represented by the 7.125% Series B Cumulative Redeemable Preferred Units.

I.           Transfer Restrictions

The 7.125% Series B Cumulative Redeemable Preferred Units shall not be transferable except in accordance with Section 11.03 of the Partnership Agreement.

J.           No Sinking Fund

No sinking fund shall be established for the retirement or redemption of 7.125% Series B Cumulative Redeemable Preferred Units.

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